Conformed Copy



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                            Stock Purchase Agreement



                                  by and among



                                 Mike Ajnsztajn,



                                Gaston Liebhaber



                                       and



                                 SkyePharma PLC



                          Dated as of December 29, 2004



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


                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement") dated as of December 29, 2004 by and among Mike Ajnsztajn and Gaston Liebhaber (collectively referred to as the "Sellers" and individually as a "Seller"), and SkyePharma PLC, a company incorporated under the laws of England and Wales (the "Purchaser").

         WHEREAS, Mike Ajnsztajn owns of record and beneficially 8,680,000 shares of common stock of Astralis Ltd., a Delaware corporation ("Astralis"), $0.0001 par value (the "Astralis Stock") and Gaston Liebhaber owns of record and beneficially 2,480,000 shares of Astralis Stock (with respect to each of Mike Ajnsztajn and Gaston Liebhaber, the "Seller's Shares" and, collectively, the "Sellers' Shares");

         WHEREAS, the Sellers desire to sell the Sellers' Shares and the Purchaser desires to purchase the Sellers' Shares for the consideration set forth below and subject to all of the terms, conditions, promises, representations and warranties set forth herein;

         WHEREAS, concurrently with the execution of this Agreement, the Purchaser and the Sellers are executing an Assignment Agreement (the "Assignment Agreement") pursuant to which each Seller will transfer to the Purchaser certain rights (the "Rights") under the Stockholders Agreement, dated December 10, 2001, as amended on January 20, 2004 between Astralis, Sellers, Purchaser and the other parties thereto (the "Stockholders Agreement"), including without limitation each Seller's rights under Section 2.1 and 2.2 of the Stockholders Agreement to nominate and designate directors, and pursuant to which the Purchaser will upon the satisfaction of certain conditions described therein be obligated to pay to the Sellers the number of Ordinary Shares of the Purchaser ("Assignment Shares") described therein (the "Assignment Share Consideration"); and

         WHEREAS, the Sellers and the Purchaser are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Purchase and Sale

         1.1      Purchase and Sale

         Upon the terms and subject to the conditions of this Agreement each Seller hereby agrees, severally and not jointly, that at the Closing he shall sell, assign, transfer, convey and deliver the number of Seller's Shares specified in the Recitals above to the Purchaser, and the Purchaser hereby agrees that it shall purchase from each Seller the Sellers' Shares held by such Seller at the purchase price set forth in Section 1.2 below.

         1.2      Purchase Price

         The purchase price to be paid by Purchaser for the Sellers' Shares will be the following number of newly issued SkyePharma Ordinary Shares ("SkyePharma Shares") subscribed for in accordance with and subject to Section 1.4 hereof (with respect to each Seller, the "SkyePharma Share Consideration"): to Mike Ajnsztajn, 4,263,963 SkyePharma Shares; and to Gaston Liebhaber, 1,218,275 SkyePharma Shares. For purposes of this Agreement, "SkyePharma Shares" means SkyePharma Ordinary Shares, of nominal value of 10 p each, which class of stock is traded on the London Stock Exchange under the symbol SKP.L.

         1.3      Instruments of Conveyance and Transfer

         Each Seller covenants that he shall at any time, and from time to time after the date hereof, execute, acknowledge and deliver any assignments, transfers and any other such instruments of conveyance, or other documentation or agreements, upon the request of the Purchaser, necessary to effect the sale of the portion of the Sellers' Shares held by him hereunder and to vest in the Purchaser good and marketable title to the Sellers' Shares. The Purchaser agrees that it will hold the Sellers' Shares subject to the terms of the Stockholders Agreement and will continue to be bound by the terms of the Stockholders Agreement, while it remains in effect.

         1.4      The Closing

         The closing of the sale to, and purchase by, the Purchaser of the Sellers' Shares (the "Closing") shall occur at the offices of Sullivan & Cromwell LLP, 1 New Fetter Lane, London EC4A 1AN England (i) on or before March 15, 2005, or (ii) at such other time and place as the Sellers and the Purchaser may mutually agree. The date on which the Closing occurs is referred to as the "Closing Date". At the Closing, each Seller shall deliver to the Purchaser the documents referred to in Sections 4.1 and 6.1 hereof. At the Closing, the Purchaser shall deliver to each Seller the other documents referred to in Sections 5.1 and 6.1 hereof. On or prior to Closing, the Purchaser shall supply the name of its nominee(s) and the number of shares and share certificates to be issued to the Purchaser or its nominee(s), which shall be delivered to the Purchaser at the address set forth in Section 10. Within 4 business days after the Closing, each Seller shall deliver the Seller's Shares to be transferred to the Purchaser pursuant to Section 1.1 above to Astralis's then transfer agent, together with any other necessary documents (as required under Section 1.3) and shall instruct the transfer agent to deliver to the Purchaser one or more certificates evidencing the Sellers' Shares duly registered in the name of the Purchaser or its nominee(s). Each Seller shall provide copies of the documents submitted to Astralis's transfer agent within 2 business days following such submission. Within 5 business days of receipt of the Sellers' Shares duly registered in the name of the Purchaser or its nominee(s), the Purchaser shall allot the SkyePharma Shares to be issued to each Seller pursuant to Section 1.2 above and deliver to each Seller one certificate in respect thereof.

2.       Representations and Warranties of the Sellers

         Each Seller hereby represents and warrants to the Purchaser that:

         (a) Execution and Delivery. This Agreement has been duly executed and delivered by each Seller and represents a valid and binding obligation of such Seller, enforceable in accordance with its terms.

         (b) Share Ownership. Each Seller has full power and capacity to sell, transfer and deliver the Seller's Shares to the Purchaser. Each Seller has good and valid title to the Seller's Shares, free and clear of any options, calls, rights, contracts, commitments, demands, liens, charges, security interests, equities, claims or encumbrances whatsoever (including any restriction on the right to vote, sell or otherwise dispose of any stock or other ownership interest) ("Encumbrances"), other ------------ than restrictions on voting rights contained in the Stockholders Agreement, and, upon delivery of such Seller's Shares and payment therefor pursuant hereto, good and valid title to the Seller's Shares, free and clear of all Encumbrances, other than restrictions on voting rights contained in the Stockholders Agreement, will pass to the Purchaser.

         (c) Conflicts, Consents and Approvals. The sale of the Sellers' Shares hereunder and the compliance by such Seller with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any contract, agreement or instrument to which such Seller is a party or by which such Seller is bound, or to which any of the property or assets of such Seller is subject, or (ii) violate any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to such Seller or any of their respective properties or assets, or require any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority or third party, except such consents or filings as have already been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner (except in cases (i) and (ii) where such conflicts, breaches or violations of or defaults under agreements or instruments or violations of statutes or regulations or failures to obtain consents or make filings, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of such Seller or the Purchaser to consummate the transactions contemplated hereby). For the purposes of this Agreement, "Governmental Authority" means any federal, national or state government, political subdivision thereof or governmental or regulatory authority, agency, board, bureau, commission, court or self-regulatory organization.

         (d)      Investment Representations.

                  (i) Accredited Investor. Each Seller is an "accredited investor" (as such term is defined in Rule 501 of Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended (the "Securities Act")).

                  (ii) Purchaser Information. Each Seller has adequate information concerning the business and financial condition of the Purchaser to make an informed decision regarding the SkyePharma Share Consideration and has independently and without reliance upon the Purchaser or its agents made his own analysis and decision to accept the SkyePharma Share Consideration as consideration pursuant hereto. Each Seller has also had the opportunity to ask questions of and receive answers from the Purchaser's management regarding the terms and conditions of this investment.

                  (iii) Restricted Securities. Each Seller acknowledges that the SkyePharma Shares to be issued as SkyePharma Share Consideration are "restricted securities" under the Securities Act and have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act or an exemption from such registration and any applicable state laws is available, and will be subject to the additional restrictions on and conditions to transfer contained in Section 6 hereof.

                  (iv) Acquisition for Own Account. Each Seller is acquiring the SkyePharma Shares for the Seller's own account for investment only, and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof.

                  (v) No Brokers. No agent, broker, person or firm acting on behalf of the Sellers is or will be entitled to any advisory commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.

                  (vi) Residence. The Sellers reside in the state or country identified in Section 10 hereof.

3.       Representations and Warranties of the Purchaser

         The Purchaser hereby represents and warrants to, and agrees with, the Sellers as follows:

                  (a) Organization and Existence. The Purchaser is a company duly organized and validly existing under the laws of England and Wales.

                  (b) Authorization, Execution and Delivery. The Purchaser has all requisite corporate power and authority to execute this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been, and the consummation of the transactions contemplated hereby in connection with the Closing, will have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes the legal, valid, binding and enforceable obligation of the Purchaser, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  (c) Valid Issuance of Shares. Prior to the issuance of the SkyePharma Share Consideration, the Purchaser will have taken all necessary corporate action to permit it to issue the SkyePharma Share Consideration. The SkyePharma Shares, when issued, will be validly issued and fully paid up and no further contributions in respect of such SkyePharma Shares will be required to be made to the Purchaser by the holder thereof, by reason solely of his being such holder, and no stockholder of the Purchaser will have any preemptive right of subscription or purchase in respect thereof.

                  (d) Investment Representations.

                           (i) Accredited Investor. The Purchaser is an
                  "accredited investor" (as such term is defined in Regulation
                  D).

                           (ii) Information. The Purchaser has adequate
                  information concerning the business and financial condition of Astralis to make an informed decision regarding the Sellers' Shares and has independently and without reliance upon the Sellers or their agents made its own analysis and decision to purchase the Sellers' Shares pursuant hereto.

                           (iii) Restricted Securities. The Purchaser
                  acknowledges that the Sellers' Shares to be purchased hereunder are "restricted securities" under the Securities Act and have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act or an exemption from such registration and any applicable state laws is available.

                           (iv) Acquisition for Own Account. The Purchaser is
                  acquiring the Sellers' Shares for the Purchaser's own account for investment only, and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof.

                           (v) No Brokers. No agent, broker, person or firm
                  acting on behalf of the Purchaser is or will be entitled to any advisory commission or broker's or finder's fee from the Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

                  (e) London Stock Exchange. Notwithstanding the restrictions set forth in Section 6, the Purchaser represents and warrants to each Seller that upon admission of the SkyePharma Shares to be issued as consideration hereunder to each Seller pursuant to Section 1.2 above to listing on the Official List maintained by the UK Listing Authority and to trading on the London Stock Exchange ("Admission") (i) the SkyePharma Shares (A) will --------- be readily and immediately saleable on the London Stock Exchange; (B) will not need to be registered on the London Stock Exchange; (C) will not need to be held for any period or length of time prior to said sale; and (ii) there is nothing in the laws of the United Kingdom that will prevent the Sellers from selling the SkyePharma Shares immediately following Admission on the London Stock Exchange. Purchaser undertakes to obtain Admission of the SkyePharma Shares within 15 business days following the receipt from Astralis's transfer agent of the Sellers' Shares duly registered in the name of the Purchaser or its nominee(s). The Purchaser further undertakes to provide each Seller with a copy of the documents submitted by the Purchaser to obtain Admission within two (2) business days following such submission and to notify in writing each Seller of Admission within two (2) business days following its receipt of confirmation of Admission.

                  (f) No Solicitation. The Purchaser's offer to purchase the Sellers' Shares was not solicited by the Sellers.

4.       Conditions to Obligations of the Purchaser at the Closing

         The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions on or prior to such Closing, any of which may be waived in whole or in part by the Purchaser:

         4.1      Representations and Warranties

         Each representation and warranty of each Seller shall be true and correct in all material respects as of the Closing Date; each Seller shall have complied in all material respects with his covenants and agreements to be performed at or prior to the Closing Date; and each Seller shall have delivered to the Purchaser a certificate dated the Closing Date, executed in a form previously agreed between the parties, certifying as to the foregoing matters.

         4.2      Assignment Agreement

         The Purchaser shall have become obligated to pay the Assignment Share Consideration pursuant to Section 4 of the Assignment Agreement as a result of inter alia valid appointment the Additional Skye Directors (as such term is defined in the Assignment Agreement) to the Board of Directors of Astralis.

         4.3      No Conflict with Astralis Articles or By-Laws

         The sale of the Sellers' Shares hereunder and the compliance by the parties with all of provisions of this Agreement and the consummation of the transactions contemplated herein shall not result in any conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or of the by-laws of Astralis.

         4.4      No Litigation

         No litigation or other formal proceeding shall have been instituted by any person or threatened by any Governmental Authority seeking to enjoin any of the transactions contemplated hereby or seeking damages in respect thereof, and no injunction or temporary restraining order shall have been issued with respect to any of the transactions contemplated hereby.

         4.5      No Material Adverse Change

         There shall have been no material adverse change in the financial condition, properties, prospects, business or results of operations of Astralis from the date of execution of this Agreement until the date of the Closing.

         4.6      Governmental Consents and Notices

         Any consents from or notices to any Governmental Authorities required to be made or obtained by the Purchaser in connection with the transaction shall have been obtained or made.


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

5.       Conditions to Obligations of Each Seller at the Closing

         The obligations of the Sellers to consummate the Closing, is subject to the satisfaction of the following conditions on or prior to such Closing, any of which may be waived in whole or in part by the Sellers:

         5.1      Representations and Warranties and Covenants

         Each representation and warranty of the Purchaser shall be true and correct in all material respects as of the Closing Date; the Purchaser shall have complied in all material respects with its covenants and agreements to be performed at or prior to the Closing Date; and the Purchaser shall have delivered to each Seller a certificate of the chief financial officer of the Purchaser in a form previously agreed between the parties, certifying as to the foregoing matters.

         5.2      No Litigation

         No litigation or other formal proceeding shall have been instituted by any person or threatened by any Governmental Authority seeking to enjoin any of the transactions contemplated hereby or seeking damages in respect thereof, and no injunction or temporary restraining order shall have been issued with respect to any of the transactions contemplated hereby.

         5.3      No Material Adverse Change

         There shall have been no material adverse change in the financial condition, properties, prospects, business or results of operations of the Purchaser from the date of execution of this Agreement until the date of the Closing.

6.       Covenants

         6.1      Lock-Up

         The SkyePharma Share Consideration is subject to the lock-up provisions contained in the SkyePharma Share Consideration Lock Up Agreements. The SkyePharma Share Consideration Lock Up Agreements will be entered into by each Seller with effect from the Closing Date. The Lock-Up period shall begin on the Closing Date. Without limiting the foregoing, each Seller agrees that, until such time as such Seller has sold all of his SkyePharma Shares in accordance with this Agreement, such Seller shall sell securities of the Purchaser only in compliance with the provisions of this Agreement and only through one of two brokers which shall be nominated in writing by the Purchaser from time to time upon written request by a Seller to sell any such securities (the "Appointed Brokers"). The Purchaser shall provide its nominations to the relevant Seller within three (3) business days of receipt of the Seller's written request. In connection with any sale, the Seller shall choose, in its discretion, one of the Appointed Brokers to effect such sale, and shall negotiate the terms of any sale with such broker.

         Each Seller further agrees that he shall not, prior to two years after the issue of the SkyePharma Share Consideration, offer, sell, contract to sell or otherwise dispose of or deliver any SkyePharma Shares constituting the SkyePharma Share Consideration unless: (i) the SkyePharma Shares are sold outside the United States in a transaction complying with Regulation S under the Securities Act, including through the facilities of the London Stock Exchange provided that neither such Seller nor anyone acting on his behalf knows that the transaction has been prearranged with a buyer in the United States; or (ii) the SkyePharma Shares are sold in a transaction that does not require registration under the Securities Act or any applicable laws and regulations of the states of the United States governing the offer and sale of securities and, prior to and as a condition to the execution of the offer, sale or delivery, such Seller has furnished to the Purchaser an opinion of counsel satisfactory to the Purchaser to such effect, unless the Purchaser waives receipt of such opinion. Furthermore, each Seller acknowledges that the Purchaser shall place upon each certificate representing the SkyePharma Share Consideration, a legend substantially in the following form:

         "The securities represented by this certificate have been issued without registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. Such securities may not be sold, assigned, transferred or otherwise disposed of unless
         (i) the securities represented by this certificate are sold outside the United States in a transaction complying with Regulation S, including through the facilities of the London Stock Exchange provided that neither the holder or anyone acting on the holder's behalf knows that the transaction has been prearranged with a buyer in the United States; or (ii) the shares are sold in a transaction that does not require registration under the Securities Act or any applicable laws and regulations of the states of the United States governing the offer and sale of securities, and prior to the offer, sale, or delivery, the holder has furnished to SkyePharma an opinion of counsel satisfactory to SkyePharma to such effect."

7.       Indemnification

         7.1      Indemnification by the Sellers

         Each Seller hereby agrees to indemnify and hold harmless the Purchaser and its respective affiliates, directors, officers and employees (collectively, the "Purchaser Indemnified Parties") from and against any and all liabilities, judgments, claims, settlements, losses, damages, reasonable fees (including attorneys' and other experts' fees and disbursements), liens, taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such person arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or covenant of such Seller contained in this Agreement or any certificate or other document delivered by such Seller under this Agreement. This indemnification provision shall be in addition to the rights of the Purchaser to bring an action against such Seller for breach of any term of this Agreement.

         7.2      Indemnification by the Purchaser

         The Purchaser hereby agrees to indemnify and hold harmless each Seller from and against any and all Losses incurred or suffered by any such person arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or covenant of the Purchaser contained in this Agreement or any certificate or other document delivered by the Purchaser under this Agreement. This indemnification provision shall be in addition to the rights of each Seller to bring an action against the Purchaser for breach of any term of this Agreement.

         7.3      Limitation

         Notwithstanding the foregoing, the obligations to indemnify and hold harmless pursuant to Sections 7.1 and 7.2 shall in each case be limited to an aggregate amount equal to U.S. Dollars 4,000,000 (the "cap on indemnity"). The cap on indemnity shall reduce to U.S. Dollars 3,000,000 from the date falling one (1) year after the date of this Agreement onwards; the cap on indemnity shall reduce further to U.S. Dollars 2,000,000 from the date falling two (2) years after the date of this Agreement onwards, provided that, if any claim, litigation or other proceeding is commenced against the Purchaser Indemnified Parties or the Sellers, or any other Losses arise which are covered by Section
7.1 or Section 7.2, as applicable, the date of the commencement of the claim, litigation or proceedings, or the date of any other Loss first arising (whichever is the earliest) shall determine the amount of the cap on indemnity applicable hereunder.

8.       Survival of Representations, Warranties and Agreements

         Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, the respective representations, indemnities, covenants and warranties of the Purchaser and Sellers shall survive the execution of this Agreement, the Closing hereof, the delivery of the SkyePharma Shares and/or termination of this Agreement prior thereto.

9.       Expenses

         Each of the Sellers and the Purchaser shall bear his or its own expenses in connection with the preparation for and consummation of the transactions contemplated by this Agreement.

10.      Notices

         All notices, advices and communications to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person, by courier or by telecopier, or by electronic mail, with a copy thereof to be sent by mail (as aforesaid) within 24 hours of such electronic mail, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addresser listing all parties:

                  if to the Sellers, to:

                  Mr. Mike Ajnsztajn
                  110 Dryden Road
                  Bernardsville, NJ 07924


                  and

                  Mr. Gaston Liebhaber--Resident of Venezuela c/o Virginia K. Sourlis, Esq. The Galleria 2 Bridge Avenue Red Bank, New Jersey 07701 with a copy to:

                  Virginia K. Sourlis, Esq.
                  The Galleria
                  2 Bridge Avenue
                  Red Bank, New Jersey 07701
                  Telecopier: 732-530-9008

                                    -and-

                  if to the Purchaser, to:

                  SkyePharma PLC
                  105 Piccadilly
                  London, England, W1J 7NJ
                  Attention: Finance Director
                  Telecopier:  +44-20-7491-3338

                  with a copy to:

                  Sullivan & Cromwell LLP
                  1 New Fetter Lane
                  London, England, EC4A 1AN
                  Attention: Kathryn A. Campbell, Esq.
                  Telecopier:  +44-20-7959-8950
or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received
(i) in the case of personal delivery or delivery by telecopier, on the date of such delivery and (ii) in the case of nationally-recognized overnight courier, on the second business day after the date when sent. As used in this Section y10, "business day" shall mean any day other than a day on which banking institutions in the State of New York are legally closed, or authorized to close, for business.

11.      Successors and Assigns; No Third Party Beneficiaries

         Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the parties hereto and the respective successors and permitted assigns of the parties hereto. Neither this Agreement, nor the rights and obligations hereunder, is assignable by any party hereto (except to a successor-in-interest by operation of law) without the prior written consent of the other parties hereto. Any such purported assignment made without such prior written consent shall be null and void. No person other than the parties hereto and the Purchaser Indemnified Parties (in respect of Section y7 only) and their respective successors and permitted assigns shall have any rights or claims under this Agreement.

12.      Entire Agreement

         This Agreement and the other writings or documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

13.      Amendments

         The terms and provisions of this Agreement may be amended only with the written consent of each of the parties hereto. Any provision hereof may be waived in writing by the party or parties entitled to enforce such provision. No delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.      Termination

         This Agreement may be terminated by the mutual written consent of each party hereto. This Agreement may be terminated by the Purchaser if either Seller is in material breach of this Agreement and such breach is not cured within ten days following the delivery of written notice thereof. This Agreement may be terminated by the Sellers if the Purchaser is in material breach of this Agreement and such breach is not cured within ten days following the delivery of written notice thereof. Such termination right may be exercised only by the delivery of written notice of such termination by the terminating party to the other party and such termination will not relieve any party of liability for its prior breach.

15.      Publicity

         The Sellers shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement and the transactions contemplated hereby without the express prior written consent of the Purchaser.

16.      Counterparts

         This Agreement may be executed in any number of separate counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

17.      Headings

         The headings of the various sections of this Agreement and of the schedules have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18.      Governing Law; Submission to Jurisdiction

         This Agreement shall be construed in accordance with the laws of the State of New Jersey, without regard to conflict of law provisions thereof. Each party hereto agrees that any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained in and contemplated by this Agreement, whether in tort or contract or at law or in equity, may be instituted in any state or federal court located in Newark or Trenton, New Jersey (the "New Jersey Courts") and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement (i) submits to the non-exclusive jurisdiction of the New Jersey Courts, (ii) waives any objection to laying venue in any such action or proceeding in the New Jersey Courts, (iii) waives any objection that the New Jersey Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) waives any right to a trial by jury and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10 of this Agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Stock Purchase Agreement to be executed as of the date first written above.


                                                Mike Ajnsztajn

                                                /s/   Mike Ajnsztajn
                                                   --------------------------

                                                Gaston Liebhaber

                                                /s/  Gaston Liebhaber
                                                   --------------------------

                                                SkyePharma PLC

                                                By: /s/  Donald Nicholson
                                                   --------------------------
                                                     Name:  Donald Nicholson
                                                     Title:  Finance Director


                                      SPA-1